EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       UNION MARITIMA INTERNACIONAL, S.A.,
                                   CARICEMENT
                          (TOGETHER WITH ITS AFFILIATES
                             AS THEY BECOME PARTIES
                      TO THIS AGREEMENT FROM TIME TO TIME)

                                       AND

                           DEVCON INTERNATIONAL CORP.
                                       AND
                           CERTAIN OF ITS SUBSIDIARIES

                          DATED AS OF NOVEMBER 22, 1999

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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                    ARTICLE I
                               PURCHASE OF ASSETS
             ----------------------------------------------------

1.1     Purchase and Sale of Acquired Assets.................................1
1.2     Assigned Contracts and Assumed Obligations...........................2
1.3     Method of Conveyance.................................................2
1.4     Purchase Price.......................................................3
1.5     Option for Dominica Property.........................................3

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
             ----------------------------------------------------

2.1     Execution and Validity...............................................3
2.2     Organization and Qualification.......................................4
2.3     Capitalization of the Sellers........................................4
2.4     Absence of Violations................................................4
2.5     Consents.............................................................4
2.6     No Intent to Defraud.................................................5
2.7     Financial Statements.................................................5
2.8     No Material Adverse Change...........................................5
2.9     Tax Matters..........................................................6
2.10    Litigation and Governmental Matters..................................6
2.11    Compliance...........................................................6
2.12    Permits..............................................................7
2.13    Environmental Compliance.............................................7
2.14    Contracts and Other Agreements.......................................7
2.15    Real Estate..........................................................8
2.16    Fixed Assets.........................................................8
2.17    Intellectual Property................................................8
2.18    Title to Assets; Liens...............................................8
2.19    Significant Customers................................................8
2.20    Employees............................................................8
2.21    Insurance............................................................9
2.22    Brokers..............................................................9
2.23    Acquired Assets......................................................9
2.24    Improvements.........................................................9
2.25    Powers of Attorney...................................................9

                                      (i)
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                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
             ----------------------------------------------------

3.1     Execution and Validity..............................................10
3.2     Organization and Qualification......................................10
3.3     Absence of Violations...............................................10
3.4     No Intent to Defraud................................................10
3.5     Brokers.............................................................10

                                  ARTICLE IV
                               OTHER AGREEMENTS
             ----------------------------------------------------

4.1     Conduct of Transactions Prior to the Closing........................11
4.2     Further Assurances..................................................11
4.3     Deliveries After Closing............................................12
4.4     Non-Competition.....................................................12
4.5     Public Announcements................................................12
4.6     Affected Employees..................................................13
4.7     Guarantee Obligations...............................................13
4.8     No Shop Provision...................................................13
4.9     Insurance...........................................................13

                                   ARTICLE V
                CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS
             ----------------------------------------------------

5.1     Representations and Warranties; Performance.........................14
5.2     Consents and Approvals..............................................14
5.3     Proceedings and Documents...........................................14
5.4     Creditor Consents...................................................14
5.5     Additional Agreements...............................................14
5.6     Other Documents.....................................................14

                                  ARTICLE VI
                 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS
             ----------------------------------------------------

6.1     Representations and Warranties; Performance.........................15
6.2     Consents and Approvals..............................................15
6.3     Proceedings and Documents...........................................15
6.4     Creditor Consents...................................................15
6.5     Additional Agreements...............................................15
6.6     Other Documents.....................................................15

                                      (ii)

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                                  ARTICLE VII
                                    CLOSING
             ----------------------------------------------------

7.1     Closing.............................................................16
7.2     Deliveries at Closing...............................................16

                                 ARTICLE VIII
                      SURVIVAL OF TERMS; INDEMNIFICATION
             ----------------------------------------------------

8.1     Survival............................................................18
8.2     Limitations.........................................................19
8.3     Third-Party Claims..................................................20
8.4     St. Maarten Contingency.............................................21

                    ARTICLE IX TERMINATION AND ABANDONMENT
             ----------------------------------------------------

9.1     Methods of Termination..............................................22
9.2     Procedure Upon Termination..........................................22

                                   ARTICLE X
                           MISCELLANEOUS PROVISIONS
             ----------------------------------------------------

10.1    Amendment and Modification..........................................23
10.2    Waiver of Compliance; Consents......................................23
10.3    Certain Definitions.................................................23
10.4    Notices.............................................................25
10.5    Assignment..........................................................26
10.6    Governing Law.......................................................26
10.7    Counterparts........................................................26
10.8    Headings............................................................27
10.9    Entire Agreement....................................................27
10.10   Binding Effect......................................................27
10.11   Arbitration.........................................................27
10.12   Injunctive Relief...................................................28
10.13   Delays or Omissions.................................................28
10.14   Severability........................................................29
10.15   Expenses............................................................29
10.16   Waiver of Jury Trial................................................29

                                     (iii)

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                             SCHEDULES AND EXHIBITS

SCHEDULE/EXHIBIT                                             RESPONSIBILITY
----------------                                             --------------
                                                     ("SELLERS" OR "PURCHASERS")
                                                     ---------------------------

1.1(a)     Acquired Assets..........................................S
1.2(a)     Assigned Contracts and Assumed Obligations...............S
1.2(b)     Assignment and Assumption Agreement .....................P
1.3(e)     Real Property............................................S
1.4        Allocation of Purchase Price.............................S
2.2        Jurisdictions of Sellers.................................S
2.3        Capitalization...........................................S
2.4        Violations...............................................S
2.5        Consents.................................................S
2.7(a)     Financial Statements (December 31).......................S
2.7(b)     Financial Statements (June 30)...........................S
2.7(d)     Change in Accounting Methods.............................S
2.8        Material Adverse Change..................................S
2.9        Tax Matters..............................................S
2.10       Litigation...............................................S
2.11       Compliance...............................................S
2.12       Permits..................................................S
2.13       Environmental............................................S
2.14       Contracts................................................S
2.15       Real Property............................................S
2.16       Fixed Assets.............................................S
2.17       Intellectual Property....................................S
2.18       Title/Liens..............................................S
2.19       Significant Customers....................................S
2.20       Employee Compensation....................................S
2.21       Insurance................................................S
2.24       Improvements.............................................S
3.3        Violations...............................................P
5.4        Creditor Consents........................................S
5.5(a)     Distributorship Agreement................................S
5.5(b)     Supply Agreement.........................................S
5.5(c)     Management Agreement.....................................P
5.5(d)     License Agreement .......................................S
7.1        Letter of Understanding..................................S

                                      (iv)

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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, dated as of the 22nd day of November, 1999, by and between MAPLETON INTERNATIONAL B.V., a company organized under the laws of The Netherlands with its registered address as Officia 1, De Boelelaan 7, 1083 HJ Amsterdam, The Netherlands, trading under the name Caricement ("CARICEMENT") (Caricement, together with its affiliates as they become parties to this Agreement from time to time are herein referred to as the "PURCHASERS" and each individually as a "PURCHASER"), their Affiliate UNION MARITIMA INTERNACIONAL, S.A., a Spanish company ("GUARANTOR"), DEVCON INTERNATIONAL CORP., a Florida corporation ("Devcon") and its subsidiaries, V.I. Cement & Building Products, Inc., an entity formed and existing under the laws of the U.S. Virgin Islands ("VICBP"), Bouwbedrijf Boven Winden, N.V., an entity formed and existing under the laws of the Netherlands Antilles ("BBW"), Antigua Cement, Ltd., an entity organized and existing under the laws of Antigua and Barbuda ("ACL"), Caribbean Construction & Development, Ltd., an entity organized and existing under the laws of the Commonwealth of Dominica ("CCD") and Caribbean Cement Carriers, Ltd., a Cayman Island company ("CCC"). VICBP, BBW, ACL, CCD and CCC are together referred to herein as the "SUBSIDIARIES." The Subsidiaries, together with Devcon, are herein referred to as the "SELLERS" and each individually as a "SELLER". Terms used herein and not otherwise defined shall have the meanings set forth in Section 9.3 hereof.

         This Asset Purchase Agreement is entered into to enable the Purchasers to acquire certain of the assets used by or in connection with the business of the Sellers which shall be defined as all activities relating to the operation of a bulk cement terminal, bagging of cement and transportation on the ocean of bulk cement in all of Sellers' locations (the "BUSINESS").

         NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements set forth in this Agreement, and subject to the conditions contained herein, the Sellers and the Purchasers agree as follows:

                                    ARTICLE I

                               PURCHASE OF ASSETS

         1.1 PURCHASE AND SALE OF ACQUIRED ASSETS. Subject to the terms and conditions of this Agreement and subject to Section 7 hereof, at Closing (as hereinafter defined) the Sellers shall sell, assign, convey and transfer to the Purchasers, and the Purchasers shall purchase, free and clear of any and all Liens (as hereinafter defined), all of, and only, the assets relating to the Business specifically set forth in SCHEDULE 1.1(A) herein (the "ACQUIRED ASSETS") and the Permits identified in SCHEDULE 2.12, to the extent the same are transferable. The parties hereto specifically understand and agree that any and all inventory, cash, cash equivalents, receivables, including without limitation, all trade accounts receivable, notes receivable, receivables arising as a result of contracts in transit and receivables from manufacturers, insurance companies, service contract providers and any other vendors or suppliers of the Sellers (whether on accounts owed as incentive payments or otherwise) and any equipment used by the Sellers to transfer bulk cement from the terminals to the end user (collectively, the "EXCLUDED ASSETS") will remain the


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property of the Sellers. At Caricement's election, the purchase of the Acquired
Assets from CCD may be structured as a stock purchase of CCD (the "STOCK PURCHASE OPTION") with the remainder of CCD's assets to be segregated and transferred to a legal entity to be formed and owned by the Sellers and, in such case, the parties shall agree to the use of a stock purchase agreement with customary terms and conditions. All fees, costs and expenses incurred by the Sellers in connection with the Stock Purchase Option, up to a maximum amount of $12,000, shall be borne by the Purchasers (except that any and all Taxes owing as a result of segregation of the remainder of CCD's assets from its Acquired Assets in order to effectuate the Stock Purchase Option shall be borne equally between the applicable Seller, on the one hand and the Purchasers, on the other hand).

         1.2 ASSIGNED CONTRACTS AND ASSUMED OBLIGATIONS. The Purchasers shall assume and agree to pay, satisfy, perform and discharge, as the same shall become due, only those obligations of the Sellers arising from and after the Closing ("ASSUMED OBLIGATIONS") under Contracts, capital leases and operating leases of the Sellers specifically set forth in SCHEDULE 1.2(A) hereto and assigned to and assumed by the Purchasers (the "ASSIGNED CONTRACTS") pursuant to an Assignment and Assumption Agreement attached hereto as SCHEDULE 1.2(B) (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"). Except as expressly set forth in this
SECTION 1.2 and SCHEDULE 1.2(A), the Purchasers shall not assume or otherwise be responsible at any time for any liability, obligation, debt or commitment of the Sellers, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including, but not limited to, any liabilities, obligations, debts or commitments of the Sellers (a) incident to, arising out of or incurred with respect to this Agreement and the transactions contemplated hereby (except that any and all Taxes owing as a result of the transfer of any of the Acquired Assets shall be borne equally between the applicable Seller, on the one hand and the Purchasers, on the other hand) or (b) which otherwise arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of the Sellers' Business prior to the Closing (the "EXCLUDED LIABILITIES"). The Sellers agree to satisfy and discharge the Excluded Liabilities as the same shall become due. The Purchasers' assumption of the Assigned Contracts and the Assumed Obligations shall in no way expand the rights or remedies of third parties against the Purchasers as compared to the rights and remedies which such parties would have had against the Sellers had this Agreement not been consummated. Obligations arising under the Assigned Contracts relating to periods prior to the Closing constitute Excluded Liabilities and are not part of the Assumed Obligations.

         1.3 METHOD OF CONVEYANCE. Except as otherwise provided for in this Agreement, including pursuant to Section 7, the sale, transfer, conveyance and assignment by the Sellers of the Acquired Assets to the Purchasers in accordance with Section 1.1 hereof shall be effected at the Closing, each upon the execution and delivery to the applicable Purchasers of instruments of transfer including: (a) bills of sale in such form as shall be necessary and appropriate pursuant to the local law of the jurisdiction in which the applicable Acquired Assets are located, (b) an assignment of the Assigned Contracts and the Assumed Obligations in the form of the Assignment and Assumption Agreement, (c) transfer documents for the certificates of title for all of the Sellers' vehicles used in the Business in such form as shall be necessary and appropriate pursuant to the local law, (d) a license for the use of certain intellectual property included among the Sellers' Proprietary Rights relating to the Business, (e) deeds of transfer for the real property

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used in the Business and identified in SCHEDULE 1.3(E), in such form as shall be necessary and appropriate pursuant to the local law of the jurisdiction of location of the real property and (f) an instrument transferring the Permits set forth in SCHEDULE 2.12 as being transferable, in such form as shall be necessary and appropriate pursuant to the Regulations of the Authority issuing the Permit or approving the assignment.

         1.4 PURCHASE PRICE. In consideration for the conveyance of the Acquired Assets and in reliance on the representations and warranties, covenants and agreements of the Sellers contained herein and the documents contemplated hereby, the Purchasers agree to assume the Assigned Contracts and the Assumed Obligations and shall pay to the parties listed in SCHEDULE 1.4 hereto an amount equal to $ 22.0 million (the "PURCHASE PRICE"), of which $ 7.0 million has heretofore been paid. The Purchase Price shall be allocated among the Acquired Assets and the Assigned Contracts and the Assumed Obligations as agreed to by the parties hereto and set forth in SCHEDULE 1.4 hereto. Except as set forth in
Section 7, the final $15.0 million of the Purchase Price shall be paid to the Sellers at the Closing by wire transfer of immediately available funds (the "CLOSING PAYMENT").

         1.5 OPTION FOR DOMINICA PROPERTY. Certain assets related to the Business of CCD are included in the Acquired Assets. Caricement shall have the option, on or prior to December 15, 1999, to elect to purchase all of the remaining assets of CCD (i.e. those related to the ready-mix business of CCD) from CCD in exchange for an additional purchase price of $1.5 million plus an amount equal to the working capital of CCD at such time. In the event Caricement so elects, Caricement and Devcon agree to act in good faith to enter into an Asset Purchase Agreement and to effectuate such transaction within thirty (30) days of Caricement notifying Devcon of its election to do so. At Caricement's election, the purchase of such remaining assets of CCD may be structured as a stock purchase of CCD and, in such case, the parties shall agree to the use of a stock purchase agreement with customary terms and conditions.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

         The Sellers jointly and severally make the representations and warranties contained in this Article II to the Purchasers, intending that the Purchasers rely on each of such representations and warranties in order to induce the Purchasers to enter into and complete the transactions contemplated by this Agreement.

         2.1 EXECUTION AND VALIDITY. The execution and delivery of this Agreement by each Seller has been authorized by its respective board of directors and shareholders, as appropriate. The execution and delivery of this Agreement by Devcon has been authorized by its board of directors. Each Seller has the full right, power and authority to enter into, and the ability to perform its obligations under, this Agreement and all other agreements and instruments contemplated by this Agreement. This Agreement has been duly executed and delivered by each Seller and is, and the other agreements and instruments to be executed and delivered by the

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Sellers will be, when executed and delivered by them, legal, valid and binding agreements of the Sellers, enforceable in accordance with their respective terms.

         2.2 ORGANIZATION AND QUALIFICATION. Each Seller (a) is duly organized, validly existing and in good standing under the laws of the U.S. Virgin Islands in the case of VICBP, the Netherlands Antilles in the case of BBW, Antigua and Barbuda in the case of ACL, the Commonwealth of Dominica in the case of CCD, the Cayman Islands in the case of CCC and Florida in the case of Devcon, their jurisdictions of incorporation, and (b) has all requisite corporate power and authority to carry on its business as is presently conducted and to own or lease and to operate its assets and business in the places where its business is now conducted and where its assets are now owned, leased or operated. SCHEDULE 2.2 consists of a true and complete list of the jurisdictions in which each Seller is duly qualified and in good standing as a foreign corporation, which are the only jurisdictions where the nature of the activities conducted by each Seller or the nature of the assets owned, leased or operated by each Seller requires such qualification and where the failure to so qualify would have a material adverse effect on the business, operations, properties or assets of any Seller.

         2.3 CAPITALIZATION OF THE SELLERS. Except as set forth in SCHEDULE 2.3, all of the issued and outstanding shares of capital stock of each class of each Subsidiary (collectively, the "SHARES OF SUBSIDIARIES") are owned beneficially and of record by Devcon, free and clear of any Liens. All of the Shares of Subsidiaries are validly issued, fully-paid and non-assessable. None of the Subsidiaries (a) owns any shares of capital stock or other securities of any other corporation or other entity, or (b) is a partner in any partnership or a member of any joint venture.

         2.4 ABSENCE OF VIOLATIONS. Except as set forth in SCHEDULE 2.4, neither the execution nor delivery of this Agreement or of any of the other agreements and instruments contemplated by this Agreement, nor the consummation of the transactions contemplated by this Agreement or such other agreements and instruments, will conflict with or result in the breach of any term or provision of, or constitute a default under, or result in the creation of, any Lien upon any of the Shares of Subsidiaries or the assets or properties of any Seller relating to the Business, or give any third-party the right to accelerate any obligation under any charter provision, bylaw, contract, agreement, indenture, deed of trust, instrument, order, law or regulation relating to the Business to which any Seller is a party or by which any Seller or any of their assets or properties relating to the Business are in any way bound or obligated.

         2.5 CONSENTS. To the knowledge of the Sellers, and except as set forth in SCHEDULE 2.5, (a) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Sellers in connection with the transactions contemplated by this Agreement; and (b) no consent, approval, waiver or other action by any Person under any contract, instrument or other document is required or necessary for the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.

         2.6 NO INTENT TO DEFRAUD. None of the Sellers intend by executing and delivering this Agreement or any other document contemplated by this Agreement or by entering into any

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transactions contemplated by this Agreement to hinder, delay or defraud any person or entity to whom any of the Sellers are indebted or will become indebted.

         2.7 FINANCIAL STATEMENTS. The financial statements described in Sections 2.7(a) and 2.7(b) are sometimes referred to in this Agreement as the "FINANCIAL STATEMENTS".

                  (a) SCHEDULE 2.7(A) consists of the unaudited income statements of the Sellers relating to the Business for the years ended on December 31, 1997 and 1998.

                  (b) SCHEDULE 2.7(B) consists of the unaudited income statement of the Sellers relating to the Business for the six months ended on June 30, 1999.

                  (c) The Financial Statements have been relied upon by the Sellers in connection with their operation of the Business. The aggregate expenses of the Business are accurately reflected in the Financial Statements, within ten percent of the actual expenses incurred in connection with the operation of the Business.

                  (d) Except as set forth in SCHEDULE 2.7(D), there has been no material change in accounting methods made by any Seller with respect to the Business since January 1, 1997.

         2.8 NO MATERIAL ADVERSE CHANGE. Except as disclosed in SCHEDULE 2.8, since June 30, 1999 there has not been:

                  (a) Any material adverse change in the business, operations, affairs, properties, assets or financial condition of any Seller relating to the Business, nor has any event occurred or circumstance arisen, including without limitation, the implementation of any law or regulation, which has a reasonable likelihood of causing such a change.

                  (b) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business, operations, affairs, properties, assets or financial condition of any Seller relating to the Business.

                  (c) Any labor dispute, strike, work stoppage, union activity or any threatened union activity which is likely to materially and adversely affect the business or operations of any Seller relating to the Business.

                  (d) Any material default (including, without limitation, any event that with the giving of notice or passage of time would cause a default), termination or threatened termination under, or amendment to, any Contract of any Seller relating to the Business.

                  (e) Any theft, damage, destruction, casualty, loss, condemnation or eminent domain proceeding materially and adversely affecting any Seller relating to the Business, whether or not covered by insurance.

                  (f) Any sale, assignment or transfer of any assets of any Seller relating to the Business, except in the ordinary course of business and consistent with past practices.

                  (g) Any waiver by any Seller of any material rights relating to any Seller's Business.

                  (h) Any other material transaction, agreement, contract or commitment entered into by any Seller affecting any Seller's Business, except in the ordinary course of business and consistent with past practices.

                  (i) Any agreement or understanding to do, or which results or is reasonably likely to result in, any of the actions, events or circumstances described in Sections 2.8(a) - 2.8(h).

         2.9 TAX MATTERS. Except as set forth in SCHEDULE 2.9, each Seller has collected (as applicable) and paid all taxes that are due, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, turnover taxes, employment and payroll related taxes, withholding taxes, property taxes and import duties, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest and penalties owed by each Seller (individually a "TAX" and collectively the "TAXES") required to be collected and/or paid by each Seller, in each case, relating to the Business, the nonpayment of which is likely to materially and adversely affect the Business of the Sellers (other than Taxes the liability for which is adequately reserved for by the Sellers). Except as set forth in SCHEDULE 2.9, the Sellers have no knowledge of any deficiency for Taxes or claim for additional Taxes or interest on or penalties in connection with such Taxes, asserted, threatened to be asserted or proposed against any Seller relating to the Business.

         2.10 LITIGATION AND GOVERNMENTAL MATTERS. Except as described in
SCHEDULE 2.10, there is no action, suit or proceeding that has been (a) filed and served, whether or not purportedly on behalf of a Seller, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is pending relating to the Business, or (b) to the knowledge of any Seller, (i) filed but not served or
(ii) threatened, against (including, but not limited to, counterclaims), any Seller which involves the transactions contemplated by this Agreement or the possibility of any judgment or liability which if determined adversely to any Seller would result in a material adverse change in the Business of such Seller; and none of them is in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a material adverse effect on the Business of such Seller.

         2.11 COMPLIANCE. Except as set forth in SCHEDULE 2.11, none of the Sellers nor their respective Businesses, nor the use, operation or maintenance of any of their respective assets or properties, is in or constitutes a default under, or are in violation of or contravene, any applicable (including, without limitation, any Tax, health, environmental, employment, customs or interstate or international commerce) statute, law, ordinance, decree, order, rule or regulation of any governmental authority, domestic or foreign, except where such default, violation or contravention would not have a material adverse effect on the Business of such Seller.

         2.12 PERMITS. Except as set forth in SCHEDULE 2.12, each Seller has all permits, licenses, certificates and other governmental authorizations relating to the Business (the "PERMITS"). Each of the Permits is listed in SCHEDULE 2.12. Except as set forth in SCHEDULE 2.12, each Permit is in full force and effect and, to the knowledge of the Sellers, no suspension or cancellation of any Permit has been threatened and there is no basis for believing that any Permit will not be renewable upon expiration. Any Permits listed in SCHEDULE 2.12 that are transferable are designated as such in SCHEDULE 2.12.

         2.13 ENVIRONMENTAL COMPLIANCE. Except as set forth in SCHEDULE 2.13 and, in relation to the Business, none of the Sellers is in violation of any environmental law (including any applicable order, ordinance, statute, resolution, rule or regulation) and none of the Sellers has any knowledge of any violations of any such environmental law, in each case with respect to the real property owned, leased, occupied or managed by any Seller that is used in the Business (the "PREMISES").

         2.14 CONTRACTS AND OTHER AGREEMENTS. SCHEDULE 2.14 sets forth a list of all of the following written contracts and other arrangements, options, understandings and agreements relating to the Business (collectively, the "CONTRACTS"), to which any of the Sellers is a party or by or to which it or any of its assets or properties are bound or subject:

                  (a) Contracts for the sale of any of the assets or properties of any Seller other than in the ordinary course of business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties.

                  (b) Partnership or joint venture agreements.

                  (c) Contracts and Leases of real property or personal property calling for an aggregate purchase or sale price or payments in any one year of more than (a) $12,000 in the case of any one Contract or Lease or (b) $100,000 in the case of all Contracts and Leases in the aggregate.

                  (d) Contracts containing covenants of any Seller not to compete in any line of business or with any Person or covenants of any other Person not to compete with any Seller in any line of business.

There are available to the Purchasers true and complete copies of all of the Sellers' Contracts (and all amendments, waivers or other modifications to such Contracts). All of the Assigned Contracts are valid, binding and in full force and effect and enforceable in accordance with their respective terms and conditions, except as such terms may be limited by (a) any applicable bankruptcy, reorganization, moratorium or similar laws, now or hereafter in effect, affecting the enforceability of creditors' rights generally or (b) general principles of equity. Except as described in SCHEDULE 2.14, there is no existing default under or breach by any Seller or to the knowledge of any Seller by any other party of any Assigned Contract or condition which, with the passage of time or notice or both, is reasonably likely to constitute such a default by any Seller or, to the knowledge of each Seller, any other party to any such instrument. Except as set forth in SCHEDULE 2.14, there has been no termination or threatened termination or notice of default under any of the Assigned Contracts and the transactions contemplated by this Agreement will not result in or give rise to the termination or default of any Assigned Contract.

         2.15 REAL ESTATE. SCHEDULE 2.15 sets forth all the real property used in connection with the Business. Except as indicated in SCHEDULE 2.15, none of the Sellers owns or leases any real property or any buildings or other structures or has any options or any contractual obligations to purchase or acquire any interest in or lease any real property relating to the Business. None of the interests of any Seller described in SCHEDULE 2.15 is subject to any Lien, except as set forth on such Schedule.

         2.16 FIXED ASSETS. SCHEDULE 2.16 consists of lists (which lists describe each item listed in reasonable detail) of all tangible fixed assets owned by each Seller in connection with the operation of the Business including, without limitation, all office furniture, office fixtures, computer equipment, communications equipment and motor vehicles used by each Seller in connection with the operation of the Business (collectively, the "FIXED ASSETS"). Except as set forth in SCHEDULE 2.16, subject to normal wear and tear and the next sentence, all of such assets are in reasonably good operating condition and in reasonably good working order. Except for property leased pursuant to leases assumed by the Purchasers in accordance with Section 1.2 as Assigned Contracts, the Acquired Assets constitute all operating assets owned and used by each Seller in connection with the respective Seller's operation of the Business.
SCHEDULE 2.16 also separately identifies any assets used in connection with each Seller's operation of the Business which are leased.

         2.17 INTELLECTUAL PROPERTY. SCHEDULE 2.17 sets forth the names and logos used by the Sellers in connection with the Business. None of the Sellers own any patents, trademarks or servicemarks relating to the Business. None of the Sellers has any knowledge of any third party challenging the use of the names and logos set forth in SCHEDULE 2.17.

         2.18 TITLE TO ASSETS; LIENS. Except as set forth in SCHEDULE 2.18, each Seller owns outright and has good title to all of the Acquired Assets, free and clear of any Lien, except for any Permitted Liens. Upon Closing, the Sellers will deliver to the applicable Purchasers good title to the Acquired Assets, free and clear of any Liens.

         2.19 SIGNIFICANT CUSTOMERS. SCHEDULE 2.19 contains an accurate list of the ten largest non-affiliated customers of the Business of each Seller, based on dollar volume of sales for the period from January 1, 1999 through June 30, 1999.

         2.20 EMPLOYEES. SCHEDULE 2.20 contains, with respect to the Business, a complete and accurate list, as of October 15, 1999, of all current officers, employees and consultants of each Seller, together with the current job title, aggregate remuneration rate (bonus, commission and salary). To the knowledge of the Sellers, there is no dispute or controversy with any union or other organization of the Sellers' employees and no arbitration proceedings pending or threatened involving a dispute or controversy affecting the Sellers' Business.

         2.21 INSURANCE. SCHEDULE 2.21 sets forth a list of all policies or binders of fire, liability, product liability, workmens' compensation, vehicular, directors and officers, medical, group health, life, disability, business interruption and other insurance held by or on behalf of any Seller with respect to the Business. Such policies and binders are in full force and effect, are in conformity with the requirements of all Contracts to which any Seller is a party and, to the knowledge of the Sellers, are valid and enforceable obligations of the insurers in accordance with their terms. None of the Sellers is in default with respect to any provision contained in any such policy or binder and none of the Sellers has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except as set forth in SCHEDULE 2.21, (a) there are no material outstanding unpaid claims under any such policy or binder, and (b) the Sellers have timely filed all claims that they may have under any of their insurance policies. None of the Sellers has received notice of cancellation or non-renewal of any such policy or binder.

         2.22 BROKERS. No agent, broker, investment banker or other Person acting on behalf of any Seller under its or their authority is or will be entitled to any broker's fee or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement for which the Purchasers will become liable.

         2.23 ACQUIRED ASSETS. SCHEDULE 1.1(A) sets forth all of the material assets owned or used by the Sellers in connection with the operation of the Business, except for the Excluded Assets. Any non-material machinery, equipment, furniture, fixtures or supplies owned or used by the Sellers in connection with the operation of the Business that are not Excluded Assets, shall also be transferred to the Purchasers at the Closing.

         2.24 IMPROVEMENTS. Except as set forth in SCHEDULE 2.24, none of the Sellers has received any notice which remains outstanding and unremedied alleging, proving or contending that the location, construction, occupancy, operation or use of any improvements attached to or placed, erected, constructed or developed as a portion of the real property owned, leased or otherwise utilized by any Seller violates any applicable law, statute, ordinance, rule, regulation, policy, order or determination of any federal, state, local or other governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction affecting any portion of such property, including, without limitation, any applicable zoning ordinances and building codes, flood disaster laws and health and environmental laws, rules and regulations, the violation of which would individually or in the aggregate have a material adverse effect on any Seller or the Business.

         2.25 POWERS OF ATTORNEY. There are no Persons holding powers of attorney granted by any Seller with respect to any of the Acquired Assets, Assigned Contracts or the Business that will be utilized in a manner which will result in a material adverse effect on the Acquired Assets, the Assigned Contracts or the Business.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         The Purchasers jointly and severally make the representations and warranties contained in this Article III to the Sellers, intending that the Sellers rely on each of such representations and warranties in order to induce the Sellers to enter into and complete the transactions contemplated by this Agreement.

         3.1 EXECUTION AND VALIDITY. The execution and delivery of this Agreement by the Purchasers has been authorized by their respective boards of directors and shareholders as appropriate. The Purchasers have the full right, power and authority to enter into, and the ability to perform their obligations under, this Agreement and all other agreements and instruments contemplated by this Agreement. This Agreement has been duly executed and delivered by the Purchasers and is, and the other agreements and instruments to be executed and delivered by the Purchasers will be, when executed and delivered by them, legal, valid and binding agreements of the Purchasers, enforceable in accordance with their respective terms.

         3.2 ORGANIZATION AND QUALIFICATION. The Purchasers (a) are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation, and (b) have all requisite corporate power and authority to carry on their businesses as are presently conducted and to own or lease and to operate their assets and businesses in the places where their businesses are now conducted and where their assets are now owned, leased or operated.

         3.3 ABSENCE OF VIOLATIONS. To the knowledge of the Purchasers, and except as set forth in SCHEDULE 3.3, neither the execution nor delivery of this Agreement or of any of the other agreements and instruments contemplated by this Agreement, nor the consummation of the transactions contemplated by this Agreement or such other agreements and instruments, will conflict with or result in the breach of any term or provision of, or constitute a default under, or result in the creation of, any Lien upon the assets or properties of the Purchasers, or give any third-party the right to accelerate any obligation under any charter provision, bylaw, contract, agreement, indenture, deed of trust, instrument, order, law or regulation to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are in any way bound or obligated.

         3.4 NO INTENT TO DEFRAUD. No Purchaser intends by executing and delivering this Agreement or any other document contemplated by this Agreement or by entering into any transactions contemplated by this Agreement to hinder, delay or defraud any person or entity to whom any Purchaser is indebted or will become indebted.

         3.5 BROKERS. No agent, broker, investment banker or other Person acting on behalf of the Purchasers under its authority is or will be entitled to any broker's fee or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement for which the Sellers will become liable.

                                   ARTICLE IV

                                OTHER AGREEMENTS

         The parties further agree as follows:

         4.1 CONDUCT OF BUSINESS PRIOR TO THE CLOSING. From and after the date of this Agreement until the Closing Date, except to the extent contemplated by this Agreement or the other agreements contemplated herein, or otherwise consented to in writing by Caricement, the Sellers shall operate the Business in the same manner as presently conducted and only in the ordinary and usual course and consistent with past practice, and will use all reasonable efforts to preserve intact its present business organization and to keep available the services of all employees, representatives and agents. Each of the Sellers shall use its best efforts, consistent with past practices, to promote the Business and to maintain the goodwill and reputation associated with the Business, and shall not take or omit to take any action which causes, or which is likely to cause, any deterioration of the Business or any of the Sellers' relationships with suppliers or customers. Without limiting the generality of the foregoing,
(i) the Sellers will maintain all of the Acquired Assets, tangible or intangible, in substantially the same condition and repair as such Acquired Assets are maintained as of the date hereof, ordinary wear and tear excepted;
(ii) the Sellers shall not sell, transfer, lease or otherwise dispose of any of the Acquired Assets, other than in the ordinary course of business; (iii) the Sellers shall not amend, terminate or waive any material right in respect of the Acquired Assets, the Assigned Contracts or the Business, or willfully do any act, or willfully omit to do any act, which will cause a breach of any Assigned Contract and Assumed Obligation; (iv) the Sellers shall maintain their books, accounts and records in accordance with good business practice and (v) the Sellers shall not engage in any activities or transactions outside the ordinary course of business.

         4.2 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, the parties hereto shall use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including without limitation using all reasonable efforts (a) to obtain all necessary waivers, consents, and approvals, that are presently known or become known prior to Closing, from other parties to loan agreements, leases, mortgages and other Contracts, (b) to obtain all necessary Permits, consents, approvals and authorizations, that are presently known or become known prior to Closing, as are required to be obtained under any Regulation, (c) to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) to effect all necessary registrations and filings and submissions of information requested by Authorities, and (e) to fulfill all conditions to the obligations of the parties under this Agreement. Each of the Purchasers and the Sellers further covenants and agrees that it shall use its respective best efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or other Regulation or Order prohibiting the transactions contemplated by this Agreement, the entry, enactment or promulgation thereof, as the case may be.

         4.3 DELIVERIES AFTER CLOSING. From time to time after the Closing, at the Purchasers' request and without further consideration from the Purchasers, the Sellers shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchasers reasonably may require to convey, transfer to and vest in the Purchaser and to put the Purchasers in possession of any rights or property to be sold, conveyed, transferred and delivered hereunder.

         4.4 NON-COMPETITION.

                  (a) During the Restricted Period and in the Restricted Area, the Sellers agree not to (i) directly or indirectly, engage in any business activity which is directly or indirectly in competition with the Business or
(ii) solicit any person who has a business relationship with the Purchasers to discontinue or reduce the extent of the relationship. For the longer of (x) a period of two years after the date hereof and (y) the termination of the Management Agreement or the Distributorship Agreement, whichever is later, the Sellers agree not to seek to employ or employ any person who is in the employ of the Purchasers. The parties agree that the Sellers' activities as contemplated by the Supply Agreement, the Distributorship Agreement and the Management Agreement shall in no way be deemed to be competition in violation of this provision.

                  (b) During the Restricted Period and in the Restricted Area, the Purchasers agree not to (i) directly or indirectly, engage in any business activity which is directly or indirectly in competition with the Sellers' ready-mix, concrete block and crushed aggregate business or (ii) solicit any person who has a business relationship with any of the Sellers to discontinue to reduce the extent of their relationship. For the longer of (x) a period of two years after the date hereof and (y) the termination of the Management Agreement or the Distributorship Agreement, whichever is later, the Purchasers agree not to seek to employ or employ any person who is in the employ of the Sellers (except for the Affected Employees).

                  (c) "RESTRICTED PERIOD" means five (5) years from the date hereof. "RESTRICTED AREA" means the U.S. Virgin Islands, the Dutch Antilles, the French West Indies, Antigua and Barbuda, Dominica and the British Virgin Islands.

                  (d) If Caricement elects to exercise the Option set forth in
Section 1.5 of this Agreement, then the restrictions set forth in Section 4.4(b) above will not apply to the Purchasers in Dominica and, with respect to Dominica, the Sellers agree that, during the Restricted Period, they will not
(i) directly or indirectly, engage in any business activity which is directly or indirectly in competition with the Purchasers' ready-mix, concrete block and crushed aggregate business or (ii) solicit any person who has a business relationship with Purchasers to discontinue to reduce the extent of such relationship.

         4.5 PUBLIC ANNOUNCEMENTS. Neither the Sellers nor the Purchasers nor any Affiliate, representative or shareholder of any of such persons, shall disclose any of the terms of this Agreement to any third party without the other parties' prior written consent, except as may be required by law. The form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior approval of Devcon and Caricement, which approval shall not be unreasonably withheld. No press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement, expect as may be required by law. Each party shall be entitled to rely on the advice of its counsel regarding applicable legal disclosure requirements.

         4.6 AFFECTED EMPLOYEES. The parties agree that certain employees shall remain employed by their current employers after the date hereof (the "AFFECTED EMPLOYEES"), under substantially the same terms and conditions existing prior to the date hereof, until such time as the parties agree it to be reasonably practicable to have their employment with their current employers terminated, with the understanding that the Purchasers agree to make reasonable efforts to hire the Affected Employees upon such termination. Any severance payment due to such employees shall be the responsibility of the current employers (i.e. the Sellers and/or Affiliates of Sellers) upon any such termination.

         4.7 GUARANTEE OBLIGATIONS. UMAR hereby agrees to guarantee the payment and performance of all of the Purchasers' obligations under this Agreement, the Supply Agreement, the Distributorship Agreement, the Management Agreement and the License Agreement and other exhibits hereto.

         4.8 NO SHOP PROVISION. From and after the date hereof, until the date that is ninety (90) days from the date hereof, the Sellers shall not, nor shall they permit any of their officers, directors, employees or agents, to solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal for the purchase of the Acquired Assets or the Business by a third party who is not an Affiliate of the Purchasers. Notwithstanding the foregoing, at any time the Board of Directors of Devcon determines in good faith that it may be necessary to do so in order to comply with its fiduciary duties to Devcon's shareholders under applicable law, Devcon may, in response to an unsolicited proposal, furnish information with respect to the Acquired Assets to the person making such unsolicited proposal and participate in discussions or negotiations regarding such proposal.

         4.9 INSURANCE. To the extent that the Purchasers do not have, as of the date hereof, insurance coverage that is standard and customary including, but not limited to, all-risk, product liability, vehicular, or business interruption insurance, or such other insurance as shall be reasonably requested by the Sellers, each Purchaser shall obtain the same at or prior to the Closing, with respect to those Purchasers who are parties hereto at the time of the Closing or, with respect to those Purchasers who are not parties hereto at the time of Closing, at or prior to such time that they become a party hereto.

                                    ARTICLE V

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS

         Except as set forth in Section 7 hereof, each and every obligation of the Purchasers under this Agreement shall be subject to the satisfaction of each of the following conditions unless waived in writing by Caricement:

         5.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Sellers contained in Article II of this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, the Sellers, to the Purchasers, shall be true and correct except as expressly provided herein. The Sellers shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them according to the terms hereof.

         5.2 CONSENTS AND APPROVALS. Except as otherwise set forth in Section 7 hereof, the Purchasers and the Sellers shall have obtained any and all consents, approvals, Orders, qualifications, licenses, Permits or other authorizations required by all applicable Regulations, Orders and Contracts of the Sellers or binding on its properties and assets, with respect to the execution, delivery and performance of the Agreement and consummation of the transactions contemplated herein and the conduct of the Business of the Sellers in the same manner after the Closing Date as before the Closing Date.

         5.3 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchasers and the Purchasers' counsel, and the Sellers shall have made available to the Purchasers for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Sellers that the Purchasers may reasonably request in connection with said transaction.

         5.4 CREDITOR CONSENTS. The creditors set forth in SCHEDULE 5.4 hereto shall have agreed in writing with the Sellers as to the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors. The creditors set forth in SCHEDULE 5.4 shall provide at Closing such UCC termination statements, releases of mortgages and other releases of Liens as shall be required by the Purchasers.

         5.5 ADDITIONAL AGREEMENTS. The applicable Sellers, shall have executed and delivered the Distributorship Agreement, the Supply Agreement, the Management Agreement and the License Agreement, each substantially identical to the form attached hereto as Exhibits 5.5(a), 5.5(b), 5.5(c) and 5.5(d).

         5.6 OTHER DOCUMENTS. The Sellers shall have furnished the Purchasers with such other and further documents and certificates, including certificates of the Sellers' officers and others, as the Purchasers shall reasonably request to evidence compliance with the conditions set forth in this Agreement, including but not limited to a secretary's certificate(s) as to all necessary corporate action having been taken to authorize this Agreement, the Supply Agreement, the Management Agreement, the Distributorship Agreement and the License Agreement, as well as indicating incumbent officers authorized to execute such and all related documents.

                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

         Except as set forth in Section 7 hereof, each and every obligation of the Sellers under this Agreement shall be subject to the satisfaction of each of the following conditions unless waived in writing by Devcon:

         6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Purchasers contained in Article III of this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, the Purchasers to the Sellers, shall be true and correct except as expressly provided herein. The Purchasers shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with according to the terms hereof.

         6.2 CONSENTS AND APPROVALS. Except as otherwise set forth in Section 7 hereof, the Purchasers shall have obtained any and all material consents, approvals, Orders, qualifications, licenses, permits or other authorizations required by all applicable Regulations or Orders, with respect to the execution, delivery and performance of the Agreement, and the consummation of the transactions contemplated herein.

         6.3 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Sellers and their counsel, and the Purchasers shall have made available to the Sellers for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Purchasers that the Sellers may reasonably request in connection with said transaction.

         6.4 CREDITOR CONSENTS. The creditors set forth in SCHEDULE 5.4 hereto shall have agreed in writing with the Purchasers as to the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors.

         6.5 ADDITIONAL AGREEMENTS. The Purchasers or their Affiliates, as applicable, shall have executed and delivered the Distributorship Agreement, the Supply Agreement, the Management Agreement and the License Agreement, each substantially identical to the form attached hereto as Exhibits 5.5(a), 5.5(b), 5.5(c) and 5.5(d).

         6.6 OTHER DOCUMENTS. The Purchasers shall have furnished the Sellers with such other and further documents and certificates, including certificates of the Purchasers' officers and others, as the Sellers shall reasonably request to evidence compliance with the conditions set forth in this Agreement, including but not limited to a secretary's certificate(s) as to all necessary corporate action having been taken to authorize this Agreement, the Supply Agreement, the Management Agreement, the Distributorship Agreement and the License Agreement as well as indicating incumbent officers authorized to execute such and all related documents.

                                   ARTICLE VII

                                     CLOSING

         7.1 CLOSING. Subject to the release of all Liens on the Acquired Assets, the Parties agree that the closing of the transactions contemplated by this Agreement will occur no later than five business days after the Acquired Assets relating to (a) four of the five territories (any four of Antigua, Dominica, St. Croix, St. Thomas and St. Maarten) and (b) the MV Cemcon are transferable in accordance with the terms of this Agreement. Notwithstanding the foregoing, the closing of all of the transactions contemplated by this Agreement (the "Closing") shall occur no later than ninety (90) days from the date hereof (the "CLOSING DATE"). Any transaction contemplated by this Agreement which cannot be closed in accordance with the terms of this Agreement by the Closing Date shall be closed in accordance with the terms set forth in the letter of understanding attached hereto as EXHIBIT 7.1 (the "LETTER"), provided that the Purchasers may decide to consummate such transactions in accordance with this Agreement rather than the Letter, it being understood that any representation, warranty or covenant that is incorrect as a result of such decision shall not be considered to be or be in breach. Notwithstanding anything else contained herein, the Purchasers, upon ten (10) days advance written notice to the other parties hereto, may at any time request that the Closing occur regardless of whether the Acquired Assets in four of the five territories above are transferable in accordance with the terms of this Agreement. In the event that any of the transactions contemplated by this Agreement close (whether pursuant to this Agreement or the Letter) prior to the Purchaser having obtained the necessary Permits, consents, approvals or waivers, any loss, claims, damages, whether direct or consequential, shall be at the risk of, and assumed by, the Purchasers and shall not be covered by the representations, warranties and/or indemnification provisions of this Agreement.

         7.2 DELIVERIES AT CLOSING. At the Closing, and subject to the terms and conditions contained herein:

                  (a) The Sellers will execute and deliver and/or cause the delivery to the Purchasers of the following:

                           (i) transfer documents for the certificates of title
                  for all of the Sellers' vehicles used in the Business;

                           (ii) all third party consents which may be necessary
                  or desirable in connection with the transfer of each Seller's right, title and interest in and to the Acquired Assets and the assignment of the Assigned Contracts and the Assumed Obligations, attached hereto as SCHEDULE 1.2(A);

                           (iii) bills of sale for the Acquired Assets in such
                  form as shall be necessary and appropriate, properly executed by the appropriate Sellers;

                           (iv) all third party consents which may be necessary
                  in connection with the transfer and/or assignment of the Seller's right, title and interest in and to the Permits listed in SCHEDULE 2.12, to the extent any of the same are transferable and/or assignable;

                           (v) the Supply Agreement properly executed by the
                  appropriate Sellers;

                           (vi) the Distributorship Agreement properly executed
                  by the appropriate Sellers;

                           (vii) the Management Agreement properly executed by
                  the appropriate Sellers;

                           (viii) the License Agreement properly executed by the
                  appropriate Sellers;

                           (ix) the Assignment and Assumption Agreement properly
                  executed by the Sellers and any necessary third parties;

                           (x) certified copies, in form and substance
                  reasonably satisfactory to the Purchasers, of the resolutions of the Sellers' board of directors and shareholders as appropriate approving the execution, performance and delivery of this Agreement, the transactions contemplated by this Agreement, the bills of sale and any other documents;

                           (xi) a certificate, in form and substance reasonably
                  satisfactory to the Purchasers, executed by each of the Sellers representing and warranting to the Purchasers as to certain corporate matters, representing and warranting to the Purchasers that each of the Sellers' representations and warranties contained in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date and representing and warranting to the Purchasers that each of the Sellers has performed and complied with all of the terms, provisions and conditions to be performed and complied with by each of the Sellers at or prior to the Closing; and

                           (xii) such other certificates, filings, notices,
                  documents of conveyance and transfer, opinions and other instruments as the Purchasers or their counsel may request, properly executed by each of the Sellers (as applicable) and in a form reasonably satisfactory to the Purchasers and their counsel.

                  (b) The Purchasers will execute and deliver and/or cause the delivery to the Sellers of the following:

                           (i) the unpaid balance of the Purchase Price in
                  immediately available U.S. funds;

                           (ii) the Supply Agreement properly executed by the
                  applicable Purchaser or Affiliate;

                           (iii) the Distributorship Agreement properly executed
                  by the applicable Purchaser or Affiliate;

                           (iv) the Management Agreement properly executed by
                  the applicable Purchaser or Affiliate;

                           (v) the License Agreement properly executed by the
                  applicable Purchaser or Affiliate;

                           (vi) the Assignment and Assumption Agreement properly
                  executed by the applicable Purchaser and any necessary third parties;

                           (vii) certified copies, in form and substance
                  reasonably satisfactory to the Purchasers, of the resolutions of the Sellers' board of directors and shareholders as appropriate approving the execution, performance and delivery of this Agreement, the transactions contemplated by this Agreement, the bills of sale and any other documents;

                           (viii) a certificate, in form and substance
                  reasonably satisfactory to the Sellers, executed by each of the Purchasers representing and warranting to the Sellers as to certain corporate matters, representing and warranting to the Sellers that each of the Purchasers' representations and warranties contained in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date and representing and warranting to the Sellers that the Purchasers have performed and complied with all of the terms, provisions and conditions to be performed and complied with by the Purchasers at or prior to the Closing; and

                           (ix) such other certificates, filings, notices, third
                  party consents, documents of conveyance and transfer, opinions and other instruments the Sellers or their counsel may reasonably request, properly executed by the Purchasers and in a form reasonably satisfactory to the Sellers and their counsel.

                                  ARTICLE VIII

                       SURVIVAL OF TERMS; INDEMNIFICATION

         8.1 SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this

Agreement until all obligations set forth therein shall have been performed and satisfied notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that all obligations of the Sellers and the Purchasers to indemnify each other for breaches of representations and warranties contained in Articles II and III and as set forth in this Article VIII, shall survive and continue for, and all claims with respect thereto shall be made prior to the end of, eighteen (18) months from the Closing Date, except for representations, warranties and indemnities for which an indemnification claim shall be pending as of the end of the eighteen (18) month period, in which event such indemnities shall survive with respect to such claim until the final disposition thereof. Notwithstanding anything to the contrary in this Section 8.1, (i) Guarantor's obligations pursuant to Section
4.7 hereof shall survive and continue as long as any obligation of the Purchasers remains outstanding under this Agreement, the Supply Agreement, the Distributorship Agreement, the Management Agreement, the License Agreement or any other exhibit hereto, (ii) the covenants set forth in Section 4.4 shall survive until, and all claims with respect thereto shall be made within, the Restricted Period, (iii) any claims for indemnification by the Purchasers for nonfulfillment of Sellers' obligations relating to the Excluded Liabilities shall survive for the applicable statutes of limitation, (iv) the covenants set forth in Section 4.6 shall survive until, and all claims with respect thereto shall be made within, eighteen (18) months after the termination of the Management Agreement, (v) the covenants set forth in Section 8.4 shall survive until, and all claims with respect thereto shall be made before, February 28, 2002 and (vi) any claims relating to the covenant set forth in Section 4.3 shall survive, and all claims made with respect thereto shall be made prior to the end of five years from the Closing Date; except that, in each case, claims filed within the applicable time period, which are pending at the end of such time period shall survive until the final disposition thereof.

         8.2 INDEMNIFICATION AND LIMITATIONS.

                  (a) Except as otherwise set forth in this Agreement and subject to the limitations set forth in this Agreement, from and after the Closing, the Sellers, jointly and severally, shall indemnify, defend and hold harmless the Purchasers and their officers, directors, shareholders, employees and agents and their successors and assigns against any loss, claim, damage, cost, obligation, liability, penalty and expense, including all legal and other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage or liability or action in respect of such matters (collectively referred to as "SECTION 8 DAMAGES") occasioned by, arising out of or resulting from any breach of any representation or warranty by, or default pursuant to a covenant of, any or all of the Sellers contained in this Agreement. Except as otherwise set forth in this Agreement and subject to the limitations set forth in this Agreement, from and after the Closing, the Purchasers, jointly and severally, shall indemnify, defend and hold harmless the Sellers and their officers, directors, shareholders, employees and agents and their successors and assigns against any Section 8 Damages occasioned by, arising out of or resulting from any breach of any representation or warranty by, or default pursuant to a covenant of, any or all of the Purchasers contained in this Agreement.

                  (b) Neither party shall be required to indemnify the other party relating to claims for breaches of representations and warranties until the indemnifiable damages, individually or in the aggregate, exceed $100,000 (the "HURDLE RATE"), at which point such indemnifying party shall be responsible for all indemnifiable damages that may arise in excess of the Hurdle Rate. The Hurdle Rate shall not be applicable to claims for damages relating to any nonfulfillment of the Sellers' obligations under the Excluded Liabilities.

                  (c) Notwithstanding any other provision hereof, after the Closing, the aggregate amount of indemnifiable damages for which the Sellers shall be liable under this Article VIII shall not exceed $13,000,000, which amount shall be exclusive of any indemnification resulting from the nonfulfillment of the Sellers' obligations under the Excluded Liabilities.

                  (d) The parties agree that the Sellers' indemnification obligations hereunder shall not cover any damages, whether direct or consequential, that may result from any Authority taking any action after the date hereof, (i) if such action arises from any act or omission of the Purchasers other than the consummation of the transactions contemplated by this Agreement or (ii) that does not arise from a breach of a representation or warranty by the Sellers.

                  (e) The allocations set forth in SCHEDULE 1.4 shall not be binding on the parties for indemnification purposes.

         8.3 THIRD-PARTY CLAIMS.

                  (a) Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "INDEMNITEE") of notice of the commencement of any Claim, or assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this Article VIII, would not be fully indemnified hereunder; or (iii) may have an adverse effect on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee). The Indemnitor and the Indemnitee shall cooperate in the defense of such Claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonable necessary to defend such audit, assessment or other proceeding in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article VIII. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided above, the Indemnitee shall have the full right to defend against any such Claim, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this section, the Indemnitee shall not enter into any settlement for which an indemnification claim will be made hereunder without the approval of the Indemnitor, which will not be unreasonably withheld.

                  (b) Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor or Indemnitee shall have the right to settle any Claim against it, subject to the prior written approval of the other, which approval shall not be unreasonably withheld.

                  (c) An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (ii) the Indemnitor shall not have employed counsel in the defense of such action or claim, or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

         8.4 ST. MAARTEN CONTINGENCY. In the event that, due to the Purchasers' inability to obtain the necessary Permits or other governmental approvals, the Purchasers are forced to cease the bagging of cement at the existing St. Maarten location, the Sellers shall reimburse the Purchasers for their actual damages incurred as a result of having to import the cement, at the rate of $6.80 per metric ton of bags imported, up to a maximum amount of $10,000 per month until such time as the Purchasers are able to commence bagging on the existing location, but in no event later than December 31, 2001.

                                   ARTICLE IX

                           TERMINATION AND ABANDONMENT

         9.1 METHODS OF TERMINATION. Subject to Section 7 hereof, this Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

                  (a) by mutual consent of the Purchaser and the Seller;

                  (b) by either party if the other party has materially breached or defaulted with respect to its respective obligations under this Agreement and such breaching party is unable to cure such breach within thirty (30) days after receiving written notice of such breach;

                  (c) by the Sellers if the transactions contemplated by this Agreement are not consummated on or before the Closing Date due to the willful breach or default by the Purchasers; PROVIDED that if the Sellers have materially breached or defaulted with respect to their respective obligations under this Agreement on or before such date, the Sellers may not terminate this Agreement pursuant to this Section 9.1(c);

                  (d) by the Purchasers if the transactions contemplated by this Agreement are not consummated on or before the Closing Date due to the willful breach or default by the Sellers; PROVIDED that if the Purchasers have materially breached or defaulted with respect to their respective obligations under this Agreement on or before such date, the Purchasers may not terminate this Agreement pursuant to this Section 9.1(d);

                  (e) by the Purchaser if as of the Closing Date any of the conditions specified in Article V hereof have not been satisfied in any material respect or if the Seller is otherwise in default in any material respect under this Agreement; or

                  (f) by the Seller if, as of the Closing Date, any of the conditions specified in Article VI hereof have not been satisfied in any material respect or if the Purchaser is otherwise in default in any material respect under this Agreement.

         9.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to Section 9.1 hereof, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) each party shall redeliver all documents and other materials of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information;

                  (c) no party hereto shall have any liability or further obligation to any other party to this Agreement; PROVIDED, however, that in the case of a willful breach or default by any party hereto, in which case the other parties hereto may, at their option, enforce their rights against such breaching or defaulting party and seek any remedies against such party, in either case, as provided hereunder and by applicable law; and

                  (d) the Sellers shall immediately return Six Million dollars ($6,000,000) of the Purchasers' deposit to the Purchaser by wire transfer and the Sellers shall be entitled to retain One Million dollars ($1,000,000) of the Purchasers' deposit.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of Devcon and Caricement.

         10.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         10.3 CERTAIN DEFINITIONS.

                  "AFFILIATE" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control with, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, directly or indirectly, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

                  "AUTHORITY" means any federal, state, local or foreign governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether foreign, federal, state or local.

                  "BUSINESS" means all activities relating to the operation of a bulk cement terminal, bagging of cement and transportation on the ocean of bulk cement in all of Sellers' locations.

                  "CLAIM" means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

                  "CONTRACT" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                  "GUARANTOR" means Union Maritima Internacional, S.A., a Spanish company.

                  "LIEN" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature.

                  "ORDER" means any decree, order, judgment, injunction, rule, ruling, voting right or consent of or by an Authority.

                  "PERMITS" means all permits, licenses, registrations, certificates, Orders or approvals from any Authority or other Person (including without limitation those relating to the occupancy or use of owned or leased real property) issued to or held by the Sellers.

                  "PERMITTED LIEN(S)" means (a) Liens to be released at or prior to the Closing; (b) liens for taxes, assessments or other governmental charges not yet due and payable; (c) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law for sums not more than 30 days delinquent or which are being contested in good faith; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (e) deposits made in the ordinary course of business to secure liability to insurance carriers; and (f) easements, rights-of-way, Liens, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of each Seller's Business.

                  "PERSON" means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

                  "PROPRIETARY RIGHTS" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) other proprietary rights relating to any of the foregoing and
(viii) copies and tangible embodiments thereof.

                  "PURCHASERS" means Mapleton International B.V., a company organized under the laws of The Netherlands with its registered address as Officia 1, De Boelelaan 7, 1083 HJ Amsterdam, The Netherlands, trading under the name Caricement, together with its Affiliates as they become parties to this Agreement from time to time, or its designees but does not include the Guarantor.

                  "REGULATION" means any rule, law, code, statute, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                  "SUBSIDIARY" shall have the meaning set forth in the introductory paragraph of this Agreement.

                  "TAXES" means, including without limitation, taxes on income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, foreign, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties).

         10.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopy (with confirmation of transmission) or by overnight receipted courier service:

    (a) If to the Sellers, to:     c/o Devcon International Corp.
                                   1350 E. Newport Center Drive
                                   Suite #201
                                   Deerfield Beach, Florida 33442
                                   Facsimile:  (954) 429-1506
                                   Attn: Jan Norelid

               with a copy to:     Greenberg Traurig, P.A.
                                   1221 Brickell Avenue
                                   Miami, Florida  33131
                                   Facsimile:  (305) 579-0717
                                   Attn: Robert Grossman, Esq.

or to such other Person or address as the Sellers shall furnish by notice to the Purchasers in writing.

    (b) If to the Purchasers, to:  Mapleton International B.V.
                                   (trading under the name of Caricement)
                                   Officia 1, De Boelelaan 7, 1083 HJ Amsterdam
                                   P.O. Box 71744 1008 DE Amsterdam
                                   The Netherlands
                                   Facsimile:  31 20 642 76 75
                                   Attn: Equity Trust Co. N.V. (Ms. Sue Bennion)

                  with a copy to:  Union Maritima Internacional, S.A.
                                   Serrano, 45 - planta 3
                                   28001 MADRID - SPAIN
                                   Facsimile +34915779346
                                   Attn:  Joaquin Villanueva Diaz De Espada

                  with a copy to:  Holland & Knight LLP
                                   701 Brickell Avenue
                                   Miami, Florida  33131
                                   Facsimile:  (305) 789-7799
                                   Attn:  Ronald Albert, Jr.

or to such other Person or address as the Purchasers shall furnish by notice to the Sellers in writing.

         10.5 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchasers may, with the prior written consent of the Sellers, which shall not be unreasonably withheld, assign its rights, interests and obligations hereunder to any Affiliate, and may grant Liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the parties hereto consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral. It shall be reasonable for any Seller to withhold such consent to any assignment for reasons based upon the financial capability of the Affiliate. Execution by any additional Purchasers as contemplated in the introductory paragraph of this Agreement shall not be deemed to constitute an assignment.

         10.6 GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance, except where the laws of the jurisdiction of the location of Acquired Assets governs.

         10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures are acceptable as originals.

         10.8 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.9 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents, certificates and instruments referred to herein (including but not limited to the Distributorship Agreement, the Supply Agreement, the Management Agreement, the License Agreement and the Assignment and Assumption Agreement), embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         10.10 BINDING EFFECT. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

         10.11 ARBITRATION.

                  (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, which has not been resolved by a non-binding procedure, shall be settled by arbitration in Miami, Florida (unless the Purchasers and the Sellers mutually agree in writing to another location), in accordance with the Arbitration Rules of the American Arbitration Association then in effect, except that the Purchasers and the Sellers agree under any circumstances they shall be permitted reasonable discovery of documents and depositions of an adequate number of witnesses. Notwithstanding anything to the contrary in this Agreement, the Purchasers and the Sellers further agree that arbitration shall not be utilized to determine: (i) any dispute arising out of or relating to the non-competition provisions set forth in Section 4.4 of this Agreement (although such non-competition provisions may be modified, voided or rescinded in an arbitration proceeding in connection with the modification, voiding or rescission of all of the other transaction agreements) or (ii) any dispute, controversy or claim which requires a third party's presence either as the co-respondent or as an indemnifier, unless the third party agrees to be bound by the arbitration. Disputes described in clauses (i) and (ii) of the preceding sentence shall be resolved through proceedings commenced and prosecuted in a state or federal court in Miami, Florida.

                  (b) Within one week after the Purchasers, on the one hand, or the Sellers, on the other hand, requests arbitration and the other party receives notice of such request, both parties shall supply the American Arbitration Association with a list of qualifications for the arbitrators. Within two weeks after receipt of the parties' lists of qualifications for the arbitrators, the American Arbitration Association shall supply the parties with a list of 21 potential arbitrators, and the Purchasers, on the one hand, and the Sellers, on the other hand, shall each be permitted to strike up to nine proposed arbitrators and shall notify in writing the American Arbitration Association of the party's decisions. Within two weeks after receipt of the parties' decisions as to the acceptable potential arbitrators, the American Arbitration Association shall appoint the three arbitrators from the group of arbitrators which has not been stricken by either party.

                  (c) Resolution of disputes, controversies or claims shall be determined by a majority vote of the arbitration panel. The Purchasers, on the one hand, and the Sellers, on the other hand, shall share equally the fees, costs and expenses of the arbitration, unless the arbitrators modify the allocation of such fees, costs and expenses because they have determined that fairness dictates other than an equal allocation between the parties. Each party shall be responsible for its own attorneys' fees, costs of its experts and expenses of its witnesses, unless the arbitrators provide otherwise because they have determined that fairness so dictates. Any award rendered shall be final, binding and conclusive (without the right to an appeal, unless such appeal is based on fraud by the other party in connection with the arbitration process) upon the parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. The party submitting such dispute to arbitration shall inform the American Arbitration Association that the parties have agreed: (i) to reasonable discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure (as used in the United States District Court for the Southern District of Florida) for a period not to exceed 120 days prior to such arbitration and (ii) to require that the testimony at the arbitration hearing be transcribed.

         10.12 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute arbitration or court proceedings, as provided in Section 10.11(a), in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         10.13 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         10.14 SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.15 EXPENSES. The Purchasers shall bear their own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. The Sellers shall bear their own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. The payment of any and all Taxes owing as a result of the transfer of the Acquired Assets is addressed in
Section 1.2 hereof.

         10.16 WAIVER OF JURY TRIAL. SUBJECT TO THE PROVISIONS OF SECTION 10.11, EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

                                      * * *

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

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Asset Purchase Agreement the date first hereinabove set forth.

                                    SELLERS

                                    DEVCON INTERNATIONAL CORP.,
                                    a Florida corporation

                                    /s/  JAN NORELID
                                    --------------------------------------------
                                    By:  Jan Norelid
                                    Title:  Chief Financial Officer

                                    V.I. Cement & Building Products, Inc.

                                    /s/  JAN NORELID
                                    --------------------------------------------
                                    By:  Jan Norelid
                                    Title:  Chief Financial Officer

                                    Bouwbedrijf Boven Winden, N.V.

                                    /s/  JAN NORELID
                                    --------------------------------------------
                                    By:  Jan Norelid
                                    Title:  Chief Financial Officer

                                    Antigua Cement, Ltd.

                                    /s/  JAN NORELID
                                    --------------------------------------------
                                    By:  Jan Norelid
                                    Title:  Chief Financial Officer

                                    Caribbean Construction & Development, Ltd.

                                    /s/  JAN NORELID
                                    --------------------------------------------
                                    By:  Jan Norelid
                                    Title:  Chief Financial Officer

                                    Caribbean Cement Carriers, Ltd.

                                    /s/  JAN NORELID
                                    --------------------------------------------
                                    By:  Jan Norelid
                                    Title:  Chief Financial Officer

                                    PURCHASERS

                                    MAPLETON INTERNATIONAL B.V., a
                                    company organized under the laws of The
                                    Netherlands (trading under the name
                                    Caricement)

                                    By: /s/ JOAQUIN VILLANVEVA
                                    Title: GENERAL MANAGER

                                    ____________________________________________

                                    By:_________________________________________
                                    Title:______________________________________

                                    ____________________________________________

                                    By:_________________________________________
                                    Title:______________________________________

                                    ____________________________________________

                                    By:_________________________________________
                                    Title:______________________________________

                                    ____________________________________________

                                    By:_________________________________________
                                    Title:______________________________________

                                    ____________________________________________

                                    By:_________________________________________
                                    Title:______________________________________

                                    GUARANTOR

                                    UMAR

                                    By: /s/ JOAQUIN VILLANVEVA
                                    Title: GENERAL MANAGER